Exhibit 99.1
NEWS
Republic Contacts:
Media Inquiries: Will Flower (480) 718-6565
Investor Inquiries: Ed Lang (480) 627-7128
Republic Services names Don Slager to Succeed
Jim O’Connor as CEO; O’Connor to Retire
in January 2011
•	Slager to become CEO on January 1, 2011

•	O’Connor to remain Chairman of the Board through May 2011

•	Kevin Walbridge named Executive Vice President — Operations
PHOENIX, June 28, 2010 — Republic Services, Inc. (NYSE:RSG) announced today that James E. O’Connor, 61, will retire from his position as chief executive officer of the company on January 1, 2011 after leading the company for 12 years. Mr. O’Connor will continue to serve as a director, and as the chairman of the board, until the next annual meeting of stockholders in May 2011.
The board of directors has unanimously elected Donald W. Slager, 48, current president and chief operating officer of the company, to succeed Mr. O’Connor as chief executive officer on January 1, 2011. Mr. Slager’s title will be Chief Executive Officer and President. This appointment is the result of a comprehensive succession planning process led by the company’s board of directors. In addition, Mr. Slager has been appointed to the Republic Services board of directors effective immediately.
“During my tenure at Republic Services, our company has evolved to meet the needs of our customers, employees and investors, and I am extremely confident that we are on course to continue our track record of success,” said Jim O’Connor. “I am honored to have had the opportunity to lead and serve alongside such a talented and dedicated group of individuals throughout my career. Given our successes in achieving the financial and operational milestones of the merger of Republic Services and Allied Waste and the clear path forward for the company, I believe the time is right for me to retire. It is with pride and confidence that we prepare to transition leadership of the company into the capable hands of Don Slager, who I believe is the ideal person to lead the next chapter in Republic’s history.”
“Jim’s vision and leadership over the past 12 years have propelled Republic’s outstanding performance and earned him the respect of the company’s directors and management team, as well as the entire industry,” said W. Lee Nutter, Presiding Director of Republic’s Board. “Jim’s leadership during the merger with Allied Waste Industries was superior and resulted in the first large-scale, successful merger in the waste industry. We are grateful for his service and pleased he will continue to serve as chairman to ensure a smooth management transition. Don has a proven track record as a leader, extensive experience in the industry and a deep sense of commitment to our company’s shareholders. The board of directors is confident that Don will serve our shareholders, customers and employees well in his new role. We welcome Don to his new position and to the board.”
“It has been a privilege to work with Jim O’Connor as we have successfully realized the value of the merger of Republic and Allied,” said Don Slager. “He has instilled within the company a fundamental dedication to our shareholders, our customers, and our employees, as well as broad respect for the integrity and values that make Republic a leader in the industry. I look forward to working with our CFO Tod Holmes and the other members of our extremely talented management team to continue executing on our current strategy to build on Republic’s strong momentum and deliver value to our shareholders. We are committed to maintaining our stated strategy of improving return on invested capital and free cash flow generation. Our incentive compensation plans will continue to be based on these metrics. Republic’s long term plan is to improve cash return to shareholders.”
Mr. Slager has served as president and chief operating officer of the company since its merger with Allied Waste Industries in 2008. Prior to that, Don served as the president and chief operating officer of Allied Waste Industries. He has 30 years of experience in the waste and recycling industry. This year marks Mr. Slager’s 25th year with the company. He joined National Waste Services in 1985, which was a foundational acquisition for Allied Waste in 1992. He served as district manager at Allied and thereafter served as a regional vice president, assistant vice president — operations, vice president — operations, senior vice president of operations, and executive vice president and chief operating officer prior to his appointment as president of Allied in 2005.
Republic also announced that Don Slager has selected Kevin Walbridge to serve as the new Executive Vice President — Operations. Previously, Kevin served as the Senior Vice President of Midwestern Operations and has been in the solid waste and recycling business for more than 28 years. Mr. Walbridge will assume his new role on October 1, 2010, and will relocate to Phoenix. This appointment helps to ensure a smooth transition of operational responsibilities within the organization.

About Republic Services, Inc.
Republic Services, Inc. provides recycling and solid waste collection, transfer and disposal services in the United States and Puerto Rico. The Company’s various operating units, including collection companies, transfer stations, recycling centers and landfills, are focused on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. For more information, visit the Republic Services web site at www.republicservices.com.